Exhibit 99.1

MEDNAX’s 2011 First Quarter EPS Grows by 16 Percent to 94 Cents

Expects Second Quarter EPS of $1.11 to $1.17

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 3, 2011--MEDNAX, Inc. (NYSE: MD) today reported earnings per share of 94 cents for the three months ended March 31, 2011, that were driven by strong revenue growth from both acquisitions and same-unit revenue, that led to operating margin expansion.

For the 2011 first quarter, compared to the prior-year period, MEDNAX reported:

  Revenue growth of 15 percent to $382.3 million;
  Operating income growth of 19 percent to $75.7 million;
  Operating margin expansion of 72 basis points to 19.8 percent;
  Net income growth of 19 percent to $45.5 million; and
  Earnings per share growth of 16 percent to 94 cents.

“Our results for the 2011 first quarter reflect the significant contributions we’re generating from our ongoing acquisition program, as well as better than expected same-unit revenue growth for the period,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to achieve solid operating margin improvements as we grow our presence across all of our physician specialties and subspecialties, and integrate newly acquired practices into our national group model.”

MEDNAX’s net patient service revenue for the 2011 first quarter grew by 15 percent to $382.3 million from $332.9 million for the comparable 2010 period. Revenue growth included contributions from acquisitions completed during the previous 12 months, as well as a 3.7 percent increase in same-unit revenue.

Same-unit revenue growth from net reimbursement-related factors was 2.2 percent, and was driven principally by improved reimbursement from third-party commercial payors, as well as a shift in the mix of the Company’s services reimbursed under commercial-payor programs, from government programs, during the period. Same-unit payor mix for the 2011 first quarter improved by 120 basis points from the prior-year period. Same-unit revenue growth attributable to patient volume increased by 1.5 percent, and included strong volume growth from the Company’s anesthesia, neonatal and pediatric cardiology practices. The number of neonatal intensive care unit (NICU) patient days increased by 0.7 percent on a same-unit basis for the 2011 first quarter, compared to the prior-year.

MEDNAX had income from operations of $75.7 million for the 2011 first quarter, a 19 percent improvement from $63.6 million for the prior-year period.

Operating margin improved to 19.8 percent for the 2011 first quarter, up 72 basis points from 19.1 percent for the prior-year period. Operating margin improvement was a result of the Company’s revenue growth from acquisitions, as well as same-unit revenue growth and continued effective management of administrative expenses.

General and administrative expenses grew by 10 percent for the 2011 first quarter from the prior-year period, and continue to grow at a rate considerably lower than revenue growth. General and administrative expenses were 10.9 percent of revenue for the 2011 period, a 51 basis-point improvement from the prior year.

Net income for the three months ended March 31, 2011, was $45.5 million, up 19 percent from $38.3 million for the prior-year period.

MEDNAX’s earnings per share for the 2011 first quarter increased by 16 percent to 94 cents, based on a weighted average 48.4 million shares outstanding, from 81 cents, based on a weighted average 47.3 million shares outstanding for the 2010 first quarter.

MEDNAX had cash and cash equivalents of $15.0 million at March 31, 2011, and net accounts receivable were $188.2 million. At the end of the 2011 first quarter, the Company had $176.5 million outstanding on its $350 million revolving credit facility.

During the 2011 first quarter, MEDNAX used $14.5 million of its cash to fund operations, which compares with $41.6 million of cash used to fund operations for the 2010 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive bonuses, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

MEDNAX also used $10.1 million of its cash during the 2011 first quarter to fund three physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the 2011 first quarter, MEDNAX acquired a maternal-fetal medicine practice and a pediatric after-hours clinic, both in San Antonio, Texas, as well as a pediatric cardiology practice based in Miami, Florida.

Outlook

MEDNAX expects earnings for the 2011 second quarter to be in a range of $1.11 to $1.17 per share. MEDNAX’s forecast earnings per share range assumes that total same-unit revenue for the three months ended June 30, 2011, will be between 1 percent and 3.5 percent higher than for the prior-year period.

The forecast anticipates that same-unit growth will be evenly divided between volume growth and net reimbursement growth.

The same-unit revenue growth range assumes combined volume growth across all MEDNAX physician specialties, as well as variability related to reimbursement factors, including the mix of services reimbursed under commercial and government payors and improvements from commercial contract rates.

Earnings conference call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Daylight Time, today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon, EDT, today through midnight, EDT, May 17, 2011, by dialing 800-475-6701, access code 198466. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 700 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,650 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by MEDNAX's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX's most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled "Risk Factors", as well MEDNAX's current reports on Form 8-K,filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended
	March 31,
	2011	2010
	(in thousands, except for per share data)
Net patient service revenue	$382,283	$332,927
Operating expenses:
Practice salaries and benefits	243,894	213,402
Practice supplies and other operating expenses	15,090	13,095
General and administrative expenses	41,798	38,099
Depreciation and amortization	5,781	4,780

Total operating expenses	306,563	269,376

Income from operations	75,720	63,551

Investment income	325	404
Interest expense	(911)	(710)

Income before income taxes	75,134	63,245

Income tax provision	29,678	24,982

Net income	$45,456	$38,263

Net income per common and common equivalent share (diluted)	$0.94	$0.81

Weighted average shares used in computing net income per common and common equivalent share (diluted)	48,361	47,267

Balance Sheet Highlights
(Unaudited)

	As of	As of
	March 31, 2011	December 31, 2010
	(in thousands)
Assets:
Cash and cash equivalents	$15,049	$26,251
Short-term investments	14,658	17,381
Accounts receivable, net	188,170	181,395
Other current assets	74,297	70,982
Goodwill, other assets, property and equipment	1,773,626	1,741,637
Total assets	$2,065,800	$2,037,646

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$121,111	$207,937
Total debt	177,337	146,681
Other liabilities	261,601	235,574
Total liabilities	560,049	590,192
Shareholders' equity	1,505,751	1,447,454
Total liabilities and shareholders' equity	$2,065,800	$2,037,646

CONTACT:
MEDNAX, Inc.
Bob Kneeley, 954-384-0175, x-5300
Vice President, Investor Relations
bob_kneeley@mednax.com